UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

1.     Name and Address of Reporting Person*

       Anthony M. Callendrello


2.     Issuer Name and Ticker or Trading Symbol

       BayCorp Holdings, Ltd. (MWH)


3.     IRS or Social Security Number of Reporting Person (Voluntary)


4.     Statement for Month/Day/Year

	April 28, 2003


5.     If Amendment, Date of Original (Month/Day/Year)

6.     Relationship of Reporting Person(s) to Issuer (Check all applicable)

       [ ] Director
       [X] Officer (give title below)
       [ ] 10% Owner
       [ ] Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by One Reporting Person
       [ ] Form filed by More than One Reporting Person




*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).



Table I - Non-Derivative Securities Acquired,  Disposed of, or Beneficially
          Owned

1.     Title of Security (Instr. 3)



2.     Transaction Date (Month/Day/Year)


2A.    Deemed Execution Date, if any (Month/Day/Year)



3.     Transaction Code (Inst. 8)



4.     Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             Amount


             (A) or (D)



             Price



5.     Amount of Securities Beneficially Owned Following Reported Transaction(s)


6.     Ownership Form: Direct (D) or Indirect (I) (Instr. 4)



7.     Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.



Table II - Derivative  Securities  Acquired,  Disposed of, or  Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)

	Incentive Stock Options (Right to Buy)


2.     Conversion or Exercisable Price of Derivative Security

	$14.45


3.     Transaction Date (Month/Day/Year)

	April 28, 2003


3A.    Deemed Execution Date, if any (Month/Day/Year)



4.     Transaction Code (Instr. 8)

             Code    A



5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             (A)   25,000



             (D)


6.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:   April 28, 2004



             Expiration Date:    April 28, 2010



7.     Title and Amount of Underlying Securities (Instr. 3 and 4)

             Title:   Common Stock



             Amount or Number of Shares:   25,000




8.     Price of Derivative Security (Inst. 5)



9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s)

		27,090


10.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
       (Instr. 4)

		D


11.    Nature of Indirect Beneficial Ownership (Instr. 4)




Explanation of Responses:




**Intentional   misstatement  or  omissions  of  facts  constitute  Federal
Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Date: April 30, 2003



       By: /s/ Anthony M. Callendrello
           ---------------------------
           Anthony M. Callendrello


                 **Signature of Reporting Person